                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                   (IDG LOGO)

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

                                 April 16, 2002

To Our Stockholders:

     On behalf of the Board of Directors and management of Industrial Distribution Group, Inc., I cordially invite you to the Annual Meeting of Stockholders to be held on Wednesday, May 15, 2002, at 1:00 p.m., Eastern Time, at 950 E. Paces Ferry Road, Suite 1575, Atlanta, Georgia.

     At the Annual Meeting, stockholders will be asked to elect two directors of the Company, the nominees for which are currently directors of the Company. Information about the nominees and certain other matters is contained in the accompanying Proxy Statement. A copy of the Company's 2001 Annual Report to Stockholders, which contains financial statements and other important information about the Company's business, is also enclosed.

     It is important that your shares of stock be represented at the meeting, regardless of the number of shares you hold. You are encouraged to specify your voting preferences by marking the enclosed proxy card. Please complete, sign, date and return the proxy card in the enclosed envelope, whether or not you plan to attend the meeting. If you do attend and wish to vote in person, you may revoke your proxy at that time.

     I hope you are able to attend, and look forward to seeing you.

                                          Sincerely,

                                          /s/ Andrew B. Shearer
                                          Andrew B. Shearer
                                          President and Chief Executive Officer

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                           950 EAST PACES FERRY ROAD
                                   SUITE 1575
                             ATLANTA, GEORGIA 30326
                      ------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 15, 2002

                      ------------------------------------
To the Stockholders of
Industrial Distribution Group, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of Industrial Distribution Group, Inc. will be held at 1:00 p.m., Eastern Time, Wednesday, May 15, 2002, at 950 E. Paces Ferry Road, Suite 1575, Atlanta, Georgia for the following purposes:

          1. To elect two directors to the Board of Directors to serve until their term has expired and until their successors, if there are to be any, are elected and qualified.

          2. To consider such other matters as may properly come before the meeting and any adjournment or postponement thereof.

     Only stockholders of record on April 1, 2001, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement.

                                      BY ORDER OF THE BOARD OF DIRECTORS,

                                      /S/ JACK P. HEALEY
                                      Jack P. Healey
                                      Secretary

APRIL 16, 2002

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE FILL IN, DATE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED BUSINESS REPLY ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

                                   (IDG LOGO)

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
           ---------------------------------------------------------

                                PROXY STATEMENT
                              DATED APRIL 16, 2002
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 15, 2002

           ---------------------------------------------------------

     This Proxy Statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Industrial Distribution Group, Inc. ("IDG" or the "Company") for use at IDG's 2002 Annual Meeting of Stockholders ("Annual Meeting") to be held on Wednesday, May 15, 2002, including any postponement, adjournment, or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. Management intends to mail this Proxy Statement and the accompanying form of proxy to stockholders on or about April 16, 2002.

     Only stockholders of record at the close of business on April 1, 2002 (the "Record Date"), are entitled to notice of and to vote in person or by proxy at the Annual Meeting. As of the Record Date, there were 8,769,760 shares of common stock, $.01 par value per share ("Common Stock"), of IDG outstanding and entitled to vote at the Annual Meeting. The presence of a majority of such shares is required, in person or by proxy, to constitute a quorum for the conduct of business at the Annual Meeting. Each share is entitled to one vote on any matter submitted for vote by the stockholders. The vote required for approval of each matter submitted to the stockholders is described with the discussion of that matter in this Proxy Statement.

     Proxies in the accompanying form, duly executed and returned to the management of the Company, and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by delivery of a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

     Proxies that are executed, but that do not contain any specific instructions, will be voted for the election of the two nominees for directors specified herein, and, in the discretion of the persons appointed as proxies, on any other matter that may properly come before the Annual Meeting or any postponement, adjournment, or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting.

     A copy of the Company's 2001 Annual Report to Stockholders (including substantive excerpts from the Company's Annual Report on Form 10-K) is being furnished herewith to each stockholder of record as of the close of business on the Record Date. Additional copies of the 2001 Annual Report to Stockholders will be provided free of charge upon written request to:

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                           950 EAST PACES FERRY ROAD
                                   SUITE 1575
                             ATLANTA, GEORGIA 30326
                      ATTN.: INVESTOR RELATIONS DEPARTMENT

     If the person requesting the Annual Report was not a stockholder of record on the Record Date, the request must include a representation that the person was a beneficial owner of Common Stock on that date. Copies of any exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 will also be furnished on request and upon payment of the Company's expenses in furnishing the exhibits.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     The following table sets forth the information concerning the beneficial ownership of Common Stock, which is the only class of voting stock of the Company, at February 15, 2002, by (1) each person known to the Company to beneficially own more than 5% of the Common Stock, (2) each director, nominee for director, and designated highly compensated executive officer, and (3) all directors and executive officers of the Company as a group. Unless otherwise indicated below, the persons named below had sole voting and investment power with respect to all shares of the Common Stock shown as beneficially owned by them.

                                                              SHARES BENEFICIALLY
NAME OF BENEFICIAL OWNER                                             OWNED          PERCENT(1)
------------------------                                      -------------------   ----------
Edmundson International, Inc.                )
Consolidated Electrical Distributors, Inc.   )
Portshire Corp.                              )
Lincolnshire Associates Ltd.                 ) (2)                 1,232,700           14.1%
Employees' Retirement Plan of                )
  Consolidated Electrical Distributors,      )
  Inc.                                       )
Dimensional Fund Advisors, Ind.(3)..........................         642,300            7.3%
Gabelli Funds, LLC                           ) (4)
GAMCO Investors, Inc.                        )                       450,000            5.1%
Andrew B. Shearer(5)........................................         557,833            6.3%
William J. Burkland(6)......................................         170,410            1.9%
George L. Sachs, Jr.(7).....................................          97,234            1.1%
Jack P. Healey(8)...........................................          44,443              *
Thomas W. Aldridge, Jr.(9)..................................          18,206              *
Martin C. Burkland(10)......................................         183,918            2.1%
Mark W. Fuller..............................................          77,896              *
Jeffrey W. Hayes(11)........................................           4,486              *
Charles A. Lingenfelter(12).................................          62,300              *
David K. Barth(13)..........................................          51,066              *
William T. Parr(14).........................................          17,200              *
William R. Fenoglio(15).....................................          21,000              *
Richard M. Seigel(16).......................................          74,000              *
All Directors and Executive Officers as a Group (13
  persons)(17)..............................................       1,379,992           15.4%

------------------------

  *  Denotes less than 1%.
 (1) The percentages shown are based on 8,769,670 shares of Common Stock outstanding on February 15, 2002 plus, as to each person and group listed, the number of shares of Common Stock deemed owned by such holder pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), assuming the exercise of options held by such holder that are exercisable within 60 days of February 28, 2002.
 (2) The address of Edmundson International, Inc. ("Edmundson") and Consolidated Electrical Distributors, Inc. ("CED") is 31356 Via Colinas, Westlake Village, California 91362. The address of Portshire Corp. ("Portshire") and Lincolnshire Associates, Ltd. ("Lincolnshire") is 2550 Midway Road, Suite 220, Carrollton, Texas 75006. The address of Employees' Retirement Plan of Consolidated Electrical Distributors, Inc. (the "Retirement Plan") is 700
     S. Flower Street (c/o BNY Western Trust Co.), Los Angeles, California 90071. The listed owners are affiliated with each other and therefore the aggregate number of shares listed above could be voted together. Specifically, CED is the sponsor of the Retirement Plan and is the sole shareholder of Edmundson; Edmundson is the sole shareholder of Portshire; and Portshire is the general partner of Lincolnshire. The listed owners have filed a Schedule 13D with the Securities and Exchange Commission (the "Commission") as members of a group.

 (3) The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. The listed owner has filed a
     Schedule 13G with the Commission and claims voting and investment power with respect to all 642,300 shares.

 (4) The address of Gabelli Funds, LLC and GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580-1435. The listed owners are affiliated with each other and therefore the aggregate number of shares listed above could be voted together. Specifically, both entities are wholly owned subsidiaries of Gabelli Asset Management, Inc. The listed owners have filed a Schedule 13D with the Commission but do not admit that they constitute a group.

 (5) Includes 25,000 shares subject to exercisable options. The address for Mr. Shearer is 3100 Farmtrail Road, York, PA 17402.

 (6) Includes an aggregate of 300 shares held by Mr. Burkland as custodian for his three minor children and 25,000 shares subject to exercisable options. Does not include an aggregate of 28,966 shares owned by Mr. Burkland's wife, with respect to which Mr. Burkland disclaims beneficial ownership.

 (7) Includes 25,000 shares subject to exercisable options.

 (8) Includes 10,000 shares subject to exercisable options.

 (9) Includes 11,250 shares subject to exercisable options.

(10) Includes 600 shares subject to exercisable options, and 200 shares held by Mr. Burkland as custodian for his two minor children.

(11) Does not include an aggregate of 2,016 shares owned by Mr. Hayes' wife, with respect to which Mr. Hayes disclaims beneficial ownership.

(12) Includes 12,000 shares subject to exercisable options.

(13) Includes 15,000 shares subject to exercisable options. Does not include an aggregate of 9,000 shares owned by Mr. Barth's adult children, with respect to which Mr. Barth disclaims beneficial ownership.

(14) Includes 15,000 shares subject to exercisable options. Does not include an aggregate of 1,200 shares owned by Mr. Parr's wife, with respect to which Mr. Parr disclaims beneficial ownership.

(15) Includes 15,000 shares subject to exercisable options.

(16) Includes 40,000 shares subject to exercisable options.

(17) Includes an aggregate of 193,850 shares subject to exercisable options that are held by the persons in the group.

                             ELECTION OF DIRECTORS
                       (ITEM NUMBER 1 ON THE PROXY CARD)

     The Bylaws of IDG provide that the Board of Directors shall consist of not less than three nor more than fifteen directors, with the exact number being set from time to time by the Board. The Board presently consists of seven directors, each of whom serves until the expiration of his term and until his successor, if there is to be one, is elected and qualified.

     The Board of Directors is divided into three classes as equal in number as possible. The terms of service of each class is staggered so that each director serves a three-year term. Two directors are to be elected at the 2002 Annual Meeting of Stockholders to serve in Class I, which will have a term expiring in 2005. Each of the nominees is listed below and is presently serving as a director of the Company.

     Directors are elected by a plurality of the votes cast by the holder of shares of Common Stock entitled to vote for the election of directors at a meeting at which quorum is present. A quorum will be present for the Annual Meeting when the holders of a majority of the shares outstanding on the Record Date are present in person or by proxy. An abstention and a broker non-vote are included in determining whether a quorum is present, but will not affect the outcome of the vote for the election of directors. Unless otherwise indicated on a proxy, all duly executed proxies granted by the holders of Common Stock will be voted individually at the Annual Meeting for the election of each nominee. Each nominee has indicated that he will serve if elected, but if the situation should arise that either nominee is no longer able or willing to serve, the proxy may be voted for the election of such other person as may be designated by the Board of Directors. Information with respect to each nominee, including biographical information for at least the last five years, is set forth below.

NOMINEES FOR ELECTION WHOSE TERMS WILL EXPIRE IN 2005 (CLASS I)

                                                             PRESIDENT (RETIRED)
GEORGE L. SACHS, JR.                                               IDG ST. LOUIS

     Mr. Sachs, age 60, is retired and a co-founder of the Company. Mr. Sachs served from 1985 through 2001, when he retired, as the President of the IDG St. Louis business unit, formerly Tri-Star Industrial Supply, Inc. ("Tri-Star"), one of the companies that founded the Company in 1997. He served as Tri-Star's Vice President-Finance from 1978 to 1985. Prior to joining Tri-Star, Mr. Sachs served as an Audit Manager for Arthur Andersen & Co. from 1968 to 1978.

                                                             PRESIDENT (RETIRED)
DAVID K. BARTH                                               BARTH SMITH COMPANY

     Mr. Barth, age 58, is retired and a member of the faculty of the Lake Forest Graduate School of Business. He is the past President of Barth Smith Company, an investment and management consulting firm, which he founded in 1991 and which assisted the Company with its formation in 1997. Prior to that time, he served as Vice President, Planning and Development, from 1985 to 1990, and Treasurer, from 1979 to 1984, of W.W. Grainger, Inc., a national distributor of maintenance, repair, and operating supplies and related information to commercial, industrial, contractor, and institutional customers. Mr. Barth is a member of the Executive and Compensation Committees of the Board of Directors.

CONTINUING DIRECTORS

     Information with respect to each continuing director, including biographical information for at least the last five years, is set forth below.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2003 (CLASS II)

                                                                  VICE PRESIDENT
WILLIAM J. BURKLAND                                                  IDG SEATTLE

     Mr. Burkland, age 40, is a co-founder of the Company. Mr. Burkland has served since 1994 as a Vice President of the IDG Seattle business unit, formerly B&J Industrial Supply Company ("B&J"), one of the companies that founded the Company in 1997. Prior to becoming Vice President of B&J, Mr. Burkland held various positions with B&J from the time he joined in 1986.

                                               CHIEF EXECUTIVE OFFICER (RETIRED)
WILLIAM R. FENOGLIO                                                  AUGAT, INC.

     Mr. Fenoglio, age 62, served as the President and Chief Executive Officer of Augat, Inc., a manufacturer of connector products, from 1994 to 1996. Prior to that time, Mr. Fenoglio served as President and Chief Executive Officer (1991 to 1994) and Chief Operating Officer (1985 to 1991) of Barnes Group, Inc., a diversified manufacturer and distributor which owns Bowman Distribution Company. From 1961 to 1984, Mr. Fenoglio was employed by General Electric Corporation and served as the Vice President and General Manager of the Component Motor Division from 1981 to 1984. Mr. Fenoglio is currently a director of Standex International, Inc., and he has served as Chairman of the Board of Connecticut Business & Industry Association. Mr. Fenoglio is a member of the Executive, Compensation and Audit Committees of the Board of Directors.

                                                                   VICE CHAIRMAN
WILLIAM T. PARR                                            J. SMITH LANIER & CO.

     Mr. Parr, age 65, has served as Vice Chairman and a director of J. Smith Lanier & Co., an insurance placement company, since 1980. Mr. Parr is currently a director of ITC DeltaCom, Inc., and he also currently serves as a director of ITC Holding Company, Inc. and several of its subsidiaries. Mr. Parr is a member of the Executive, Audit and Compensation Committees of the Board of Directors.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2004 (CLASS III)

                                                           CHAIRMAN OF THE BOARD
RICHARD M. SEIGEL                            INDUSTRIAL DISTRIBUTION GROUP, INC.

     Mr. Seigel, age 56, became Chairman of the Board in March 1999, and served as President and Acting Chief Executive Officer of the Company from March 1999 to November 1999. Mr. Seigel is the retired former Chairman and Chief Executive Officer of SYSCO Food Services of Los Angeles, a subsidiary of SYSCO Corporation, with which he had held the position of Senior Vice President Foodservice operations. Prior to that, Mr. Seigel was President of Continental Foodservice Company, a national distributor of foodservice products. Mr. Seigel is a member of the Executive, Audit and Compensation Committees of the Board of Directors.

                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER
ANDREW B. SHEARER                            INDUSTRIAL DISTRIBUTION GROUP, INC.

     Mr. Shearer, age 38, is a co-founder of the Company, and became President and Chief Executive Officer of the Company in August 2001. Mr. Shearer had served since 1991 as the President of the IDG York business unit, formerly Shearer Industrial Supply Co. ("Shearer"), one of the companies that founded the Company in 1997. Mr. Shearer is a member of the Executive Committee of the Board of Directors.

MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors of the Company meets on a regular basis to supervise, review, and direct the business and affairs of the Company. During the Company's 2001 fiscal year, the Board held eight meetings. The Board of Directors has established an Executive Committee, an Audit Committee, and a Compensation Committee to which it has assigned certain responsibilities in connection with the governance and management of the Company's affairs. The Company has no standing nominating committee or other committee performing similar functions.

     Each of the directors attended at least 75% of the Board meetings and meetings of committees on which he served.

     Executive Committee. The Executive Committee, pursuant to authority delegated by the Board, from time to time considers certain matters in lieu of convening a meeting of the full Board, subject to any restrictions in applicable law related to the delegation of certain powers to a committee of the Board. Messrs. Barth, Fenoglio, Parr, Shearer, and Seigel, currently comprise the members of the Executive Committee. The Executive Committee held two meetings during fiscal 2001.

     Audit Committee. The Audit Committee recommends the appointment of independent public accountants, reviews the scope of audits proposed by the independent public accountants, reviews audit reports on various aspects of corporate operations, and periodically consults with the independent public accountants on matters relating to internal financial controls and procedures. Messrs. Fenoglio, Parr, and Seigel comprise the members of the Audit Committee. The Audit Committee held nine meetings during fiscal 2001.

     Compensation Committee. The Compensation Committee is responsible for the review and approval of compensation of senior management, the review of management recommendations relating to incentive compensation plans, the administration of the Company's stock option and stock purchase plans, the review of compensation of directors, and consultation with management and the Board on senior executive continuity and organizational matters. Messrs. Barth, Fenoglio, Parr, and Seigel comprise the members of the Compensation Committee. The Compensation Committee held six meetings during fiscal 2001. Messrs. Fenoglio and Seigel comprise the members of a subcommittee of the Compensation Committee to act with respect to certain matters of compensation to the Company's most highly compensated executive officers in order to comply with requirements of Section 162(m) of the Internal Revenue Code.

DIRECTORS' COMPENSATION

     The Company pays its outside directors an annual fee of $20,000, payable quarterly, and an additional $15,000 annually to its non-executive Chairman of the Board. The Company also pays each director $1,000 for each meeting attended in person, reimburses all directors for their travel and other expenses incurred in connection with attending Board or Committee meetings, and also reimburses its outside directors for actual expenses otherwise incurred in performing their duties. In July 2001, due to economic conditions and their effect on the Company, the outside directors voluntarily reduced their fees for the remainder of 2001. Specifically, the directors accepted fees for the second half of 2001 at the rate of $2,500 per quarter with an additional $3,750 per quarter being paid to the Chairman of the Board. In addition, the fee for attending meetings in person was eliminated for the second half of 2001. Fees for 2002 continued at the reduced rate during the first quarter. The Company also pays certain health insurance costs for Messrs. Barth, Fenoglio, Parr and Seigel; such costs were $48,368 in total for 2001. The Company will also pay these health insurance costs for Mr. Sachs in 2002.

                             EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued by the Company for services rendered during the fiscal year ended December 31, 2001, to or for those individuals who served as the Company's chief executive officer during 2001 and each of the Company's four other most highly compensated executive officers during fiscal 2001 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                 LONG TERM COMPENSATION
                                                              ----------------------------
                                                                         AWARDS
                                    ANNUAL COMPENSATION       ----------------------------
                                ---------------------------   RESTRICTED     SECURITIES
                                FISCAL                          STOCK        UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION(S)   YEAR     SALARY     BONUS     AWARD(S)    OPTIONS/SARS(#)     COMPENSATION
------------------------------  ------   --------   -------   ----------   ---------------     ------------
Patrick O'Keefe............      2001    $166,146        --          --        100,000           $12,371
  President and Chief            2000    $275,000        --          --             --           $ 6,382
  Executive Officer(1)           1999    $ 22,916        --    $387,500             --           $   272
Andrew B. Shearer..........      2001    $175,000   $36,000          --        111,833(3)        $ 1,567
  President and Chief
  Executive Officer(2)
Jack P. Healey.............      2001    $209,167        --          --         16,933(4)        $ 3,765
  Senior Vice President,         2000    $205,000        --          --             --           $ 4,587
  Chief Financial Officer        1999    $187,500   $22,000          --             --           $ 3,271
  and Secretary
Thomas W. Aldridge, Jr. ...      2001    $209,167        --          --         10,000           $ 7,085
  Senior Vice President          2000    $207,000        --          --             --           $ 1,658
                                 1999    $195,000        --          --             --           $ 3,271

------------------------

(1) Mr. O'Keefe served as President and Chief Executive Officer of the Company from December 1, 1999 to August 14, 2001. As of December 31, 2001, in connection with his separation, the Company had paid Mr. O'Keefe an aggregate of $219,000 in cash, and had additional obligations to Mr. O'Keefe estimated to be $63,000, as severance and consideration for releases from him and the termination of all other obligations by the Company to him. These arrangements with Mr. O'Keefe are discussed below under "Separation Agreement with Former CEO."
(2) Mr. Shearer became the President and Chief Executive Officer of the Company on August 15, 2001. Prior to that time, Mr. Shearer served as President of the Company's York business unit.
(3) In September 2000, Mr. Shearer surrendered options to purchase 5,500 shares of the Company's common stock.
(4) In September 2000, Mr. Healey surrendered options to purchase 20,800 shares of the Company's common stock.

     The following table sets forth the number and potential realizable value of stock options granted in 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                    POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED ANNUAL
                            NO. OF        % OF TOTAL                                RATES OF STOCK PRICE
                          SECURITIES     OPTIONS/SARS                              APPRECIATION FOR OPTION
                          UNDERLYING      GRANTED TO                                      TERMS(3)
                          OPTION/SARS    EMPLOYEES IN   EXERCISE OR   EXPIRATION   -----------------------
                          GRANTED(1)     FISCAL YEAR    BASE PRICE       DATE          5%          10%
                          -----------    ------------   -----------   ----------   ----------   ----------
Patrick S. O'Keefe......    100,000(2)       23.6%         $2.50       01/24/11     $157,224     $398,436
Andrew B. Shearer.......     11,833           2.8%          1.80       05/16/11       13,395       33,946
                            100,000          23.6%          1.75       08/14/11      110,057      278,905
Jack P. Healey..........     16,933           4.0%          1.80       05/16/11       19,168       48,576
Thomas W. Aldridge,
  Jr. ..................     10,000           2.4%          1.80       05/16/11       11,320       28,687

------------------------

(1) Except as otherwise noted, all options vest beginning one year from the date of grant in 33 1/3% increments on the anniversary of the date of grant.
(2) All options vested upon Mr. O'Keefe's separation from the Company on August 14, 2001.
(3) Based on assumed rates of stock price appreciations, as required by the Commission.

     The following table sets forth the fiscal year-end value of unexercised options held by the Named Executive Officers at the end of fiscal 2001.

                         FISCAL YEAR-END OPTION VALUES

                                               NO. OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                                                  UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS
                                                      FISCAL YEAR END             AT FISCAL YEAR END(1)
                                               -----------------------------   ---------------------------
                                               EXERCISABLE    UNEXERCISABLE}   EXERCISABLE   UNEXERCISABLE
                                               -----------    --------------   -----------   -------------
Patrick O'Keefe..............................    200,000(2)           --            --             --
Andrew B. Shearer............................     16,667         120,166            --             --
Jack P. Healey...............................      6,667          20,266            --             --
Thomas W. Aldridge, Jr.......................     11,250          13,750            --             --

------------------------

(1) As required by the rules of the Securities and Exchange Commission, the value of unexercised in-the-money options is calculated based on the closing sale price of the Company's Common Stock on the New York Stock Exchange ("NYSE") as of the last business day of its fiscal year, December 31, 2001, which was $1.50 per share. Because the closing sale price of the Company's Common Stock on December 31, 2001 was less than the exercise price of the options, no unexercised options were in-the-money.
(2) In connection with his separation from the Company on August 14, 2001, the Company accelerated the vesting in full of all options held by Mr. O'Keefe.

SEPARATION AGREEMENT WITH FORMER CEO

     In connection with the resignation of Patrick S. O'Keefe as President and Chief Executive Officer of the Company, the Company entered into a separation agreement with Mr. O'Keefe as of August 14, 2001. Pursuant to this agreement, and as severance and in consideration for releases from Mr. O'Keefe and the termination of all other obligations of the Company to him, the Company paid Mr. O'Keefe his base salary through November 15, 2001, accelerated the vesting of options he held for an aggregate of 200,000 shares of the Common Stock, purchased all rights of Mr. O'Keefe under an agreement relating to his 100,000 restricted shares of Common Stock, and agreed to provide certain other benefits, including health and disability insurance through May 2004, to Mr. O'Keefe. As of December 31, 2001, the Company had paid Mr. O'Keefe an aggregate of $219,000 in cash, and had additional obligations to him estimated to be $63,000 pursuant to these arrangements all of which was recorded as an expense in 2001.

                              CERTAIN TRANSACTIONS

FORMATION OR COMBINATION RELATED MATTERS

     Upon consummation of the formation of the Company (the "Combination"), the Company succeeded to certain real property leases as lessee with respect to which stockholders of the Company (former stockholders of certain of the nine companies that formed the Company (the "Founding Companies")), or their affiliates, are the lessors. The Company believes that the monthly rent and other terms of each of these leases are not less favorable to the Company than could be obtained from unaffiliated parties for comparable properties in the respective geographic areas. Specifically, the Company leases property in (1) Spokane, Washington from a company in which the father of William J. Burkland has a 25% ownership interest; (2) Whitehall, Pennsylvania from Andrew B. Shearer; (3) Reading, Pennsylvania from a trust of which Andrew B. Shearer and his father, mother, sisters, and deceased brother's estate are the beneficiaries; and (4) St. Louis and Springfield, Missouri from a company in which George L. Sachs, Jr. has a 15% ownership interest. Messrs. Burkland, Shearer, and Sachs are directors of the Company, and Mr. Shearer is also the President and Chief Executive Officer and a principal stockholder of the Company.

     Prior to the Combination, B&J had agreed to pay Charles T. Burkland, a former president and a significant stockholder of B&J, a non-qualified, unfunded pension in the amount of $10,000 per month during his lifetime and thereafter to his spouse, if she survived him, for her lifetime. As a condition to B&J's participation in the Combination, B&J made a lump sum payment of $1.11 million to Charles T. Burkland in exchange for relief from its obligation to make such monthly pension payments through 2012. As part of that arrangement, the Company agreed to make such $10,000 monthly payments beginning in January 2013, if either Mr. Burkland or his spouse is then surviving, and continuing thereafter until both of them are deceased. In addition, the Company has agreed to pay 75% of the health and dental insurance costs of Mr. Burkland and his spouse until their deaths. Mr. Burkland is 74 years old, and his spouse is 70 years old. Mr. Burkland is the father of William J. Burkland, a director of the Company.

OTHER RELATED PARTY MATTERS

     During 2001, the Company has paid approximately $1,470,301 in insurance premiums, of which $110,750 constituted servicing and consulting fees to J. Smith Lanier & Co., an independent insurance agency, in connection with business and health insurance purchased by the Company. William T. Parr, a director of the Company, is the Vice Chairman of, and has less than 10% ownership interest in, J. Smith Lanier & Co.

     In July 1998, an operating subsidiary of the Company entered into a real property lease as lessee with respect to which Andrew B. Shearer is the lessor. The property is located in York, Pennsylvania and serves as the Company's primary distribution center in the Mid-Atlantic region. The term of the lease is for ten years and expires in December 2008 with annual rent under the lease of $319,215. The Company believes that the annual rent and other terms of this lease are not less favorable to the Company than could be obtained from unaffiliated parties for a comparable property in the York, Pennsylvania area. Mr. Shearer is the President and Chief Executive Officer, a principal stockholder and a director of the Company.

POLICY RESPECTING RELATED PARTY TRANSACTIONS

     On July 10, 1997, the Board of Directors adopted a policy that any transactions between the Company and any of its officers, directors, or principal stockholders or affiliates must be on terms no less favorable than those that could be obtained from unaffiliated parties in comparable situations and must be approved by a majority of the disinterested members of the Board of Directors. The Audit Committee of the Board of Directors is responsible for reviewing all related party transactions on a continuing basis and potential conflict of interest situations where appropriate.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Barth, Fenoglio, Parr, and Seigel served as members of the Company's Compensation Committee throughout the 2001 fiscal year. Mr. Seigel is the Chairman of the Board of the Company. None of the other members of the Committee is an officer or former officer of the Company.

     None of the executive officers of the Company served as either (1) a member of the Compensation Committee or (2) a director of any entity of which any member of the Compensation Committee is an executive officer. In addition, none of the executive officers of the Company served as a member of the compensation committee of any entity of which any member of the Board of Directors is an executive officer.

                        REPORT OF COMPENSATION COMMITTEE

     This report sets forth the factors currently being used in the Company's compensation programs for its executive officers and describes the basis on which fiscal 2001 compensation determinations were made with respect to the executive officers of the Company, including the Chief Executive Officer and the other Named Executive Officers of the Company.

GENERAL COMPENSATION PHILOSOPHY

     The Compensation Committee (the "Committee") seeks to develop programs and policies for the compensation of the Company's executive officers that will link the compensation of executive officers to the performance of the Company and its business units. The Committee intends that such a link will align the financial interests of the Company's executive officers with those of its stockholders.

     The Committee has identified several objectives for the Company's compensation programs and policies, and it has determined that, to achieve these objectives, the Company will use a combination of base salary, short-term and long-term incentive plans, and performance bonus criteria in order to tie executive compensation to increases in the Company's earnings and return on stockholders' equity. While specific amounts and parameters are established after further review and analysis, the Company's compensation programs will consist of the following basic components:

     - Reasonably competitive base salaries, in light of the Company's stage of development and position within its industry;

     - The issuance of stock options and restricted shares of stock;

     - Significant annual incentive bonus opportunities under the Company's Management Incentive Program; and

     - Customary benefits.

     The Committee's formulation of the Company's compensation programs and policies for executive officers is monitored and reviewed on an ongoing basis in order for the Committee to determine the appropriateness of the compensation paid to each of the executive officers of the Company from time to time in light of its compensation philosophy and developments in the Company's industry and generally. While promoting initiative and providing incentives for superior performance by executives on behalf of the Company for the benefit of its stockholders, the Committee also seeks to assure that the Company is able to compete for and retain talented personnel who will lead the Company in achieving levels of financial performance that will enhance stockholder value over the long-term as well as the short-term.

BASE SALARIES

     The Company has established the current base salaries of its executive officers without reference to specific Company performance criteria. The base salaries for the executive officers, including the new Chief Executive Officer, during 2001 were established in negotiations with the approval of the Committee. Such base salaries were intended to be competitive when compared to amounts paid to executive officers of similar businesses in structure, size, and market orientation. The Committee reviews salaries of the Company's executive officers on an annual basis. On June 1, 2001, all of the Company's executive officers voluntarily reduced their base salaries to reflect current trends in the industry.

STOCK INCENTIVE PLAN

     Under the Stock Incentive Plan, the Company is permitted to issue stock options that are qualified as incentive stock options under the Internal Revenue Code (the "IRC"), options that are not so qualified, direct awards of shares of stock, stock appreciation rights and other forms of awards that use (or are based on) shares of Common Stock. To date, the Company has issued only non-qualified stock options under the Stock Incentive Plan.

     During fiscal 2001, the Company granted options to purchase an aggregate of 424,088 shares of Company Common Stock to 186 employees, 226,933 of which were granted to individuals who were executive officers at the time of the respective grants, pursuant to its Stock Incentive Plan. During fiscal 2000, the Company accepted the surrender of options to purchase an aggregate of 26,300 shares of Company Common Stock from executive officers of the Company. These options were out-of-the-money and were surrendered by the executive officers, along with options surrendered by other employees, to reduce the number of options outstanding under the Stock Incentive Plan. The issuance of options to the executive officers in 2001 occurred more than six months after the surrender of the old options and were not viewed by the Committee as a repricing or reissuance of the surrendered options.

     Stock options are awarded to executive officers and other persons both to recognize outstanding contributions that they have made to the Company's financial performance, and to encourage and provide incentives to continue to make such contributions. While the Company has the flexibility to grant below-market options, its policy has been to grant options at fair market value, with vesting over a period of several years, in order to better align the personal interests of optionees with those of the stockholders of the Company.

ANNUAL INCENTIVE COMPENSATION

     The Company provides annual incentive compensation to executive officers of the Company through its Management Incentive Program. The Management Incentive Program is designed to offer compensation opportunities that are tied directly to Company performance. The Management Incentive Program, at least as it relates to designated executive officers of the Company, is administered by a subcommittee of the Committee that will include only those members who qualify as "outside" directors under Section 162(m) of the IRC. Pursuant to the Management Incentive Program, the subcommittee establishes the specific criteria and performance measures each year that are applicable to the Company's designated Executive Officers for the purpose of earning incentive compensation or bonuses for such year under the Management Incentive Program. Incentive compensation for executive officers is currently based upon attaining certain earnings per share targets approved by the Board of Directors.

BENEFITS

     Executives are also eligible to participate in the Company's regular employee benefit programs, including a 401(k) retirement savings plan, group medical and dental coverage, group life insurance, group long-term disability insurance, and other group benefit plans. Substantially all decisions with respect to such benefits are made on a group basis, and no individual decisions were made with respect to the executive officers during fiscal 2001.

COMPENSATION OF CEO

     Mr. Shearer became the Company's President and Chief Executive Officer on August 15, 2001. Mr. Shearer's annual base salary is $250,000, which he immediately voluntarily reduced to $225,000 in 2001. Mr. Shearer is eligible for an annual bonus determined by the Board of Directors. In connection with his appointment as President and Chief Executive Officer, Mr. Shearer also received options to purchase 100,000 shares of Common Stock that vest in equal increments of 33 1/3% on each of the first three anniversaries of the date of grant. The Committee believes that the compensation terms of Mr. Shearer's employment are consistent with the fundamental elements that comprise the Company's executive compensation philosophy. The Committee believes that the base salary to Mr. Shearer is competitive with the Company's industry, and the opportunities for value from the stock options are tied to increases in the price levels of the Company's Common Stock and thus to enhanced value to the Company's stockholders. Mr. Shearer is also eligible to participate in employee benefit plans as generally made available to senior management of the Company, including the Stock Incentive Plan and the Management Incentive Program.

     Until Mr. O'Keefe's separation from the Company on August 14, 2001, the Company had compensated him from December 1, 1999, for his service as Chief Executive Officer and President with an annual base salary of $275,000, which was subject to review annually, and to consideration for an annual bonus by the Board of Directors. In June 2001, Mr. O'Keefe voluntarily reduced his base salary to $247,500. In connection with his employment, Mr. O'Keefe also received 100,000 shares of Common Stock, which were restricted and subject to forfeiture over a four year period from December 1, 1999, and options to purchase 400,000 shares of Common Stock vesting in 25% increments on the first four anniversaries of the date of grant. In January 2001, the Company granted Mr. O'Keefe options to purchase 100,000 shares of Common Stock under the Company's Stock Incentive Plan vesting in 25% increments on the date of grant and the first three anniversaries of the date of grant. (In July 2001, Mr. O'Keefe surrendered 300,000 of the options granted to him in December 1999.) Mr. O'Keefe was also eligible to participate in employee benefit plans as generally made available to senior management of the Company, including the Stock Incentive Plan and the Management Incentive Program.

     In connection with Mr. O'Keefe's separation, the Company made payments to and entered into other arrangements with him that are discussed above under "Executive Compensation -- Separation Agreement with Former CEO."

     This report is respectfully submitted by the Compensation Committee of the Board of Directors.

David K. Barth, Chairman -- William R. Fenoglio -- William T. Parr -- Richard M.
                                     Seigel

                           REPORT OF AUDIT COMMITTEE

     The Audit Committee is comprised of two independent members and one member that is not classified as independent by the listing standards of the New York Stock Exchange ("NYSE"). Richard M. Seigel is not considered independent under the NYSE's standards because he served as Acting President and Chief Executive Officer from March 8, 1999 until November 30, 1999, during which time, the Company conducted a search for a permanent President and Chief Executive Officer. Even though Mr. Seigel is not considered independent by the standards of the NYSE until November 2002, the Board of Directors determined to use the limited exemption in accordance with Section 303.02(D) of the NYSE listing standards to appoint him to the Audit Committee. The Board made this determination based upon Mr. Seigel's knowledge of distribution processes and issues specific to the integration of highly acquisitive companies. The Audit Committee acts under a written charter adopted and approved by the Board of Directors in August 2000.

     The responsibilities of the Audit Committee include recommending to the Board of Directors an accounting firm to be engaged as independent auditors. In addition, the Audit Committee is responsible for recommending to the Board of Directors that the financial statements be included in the Annual Report to shareholders.

     Effective July 23, 2001, the Audit Committee recommended the engagement of Ernst & Young LLP as the Company's independent auditors, which engagement was effective for the 2001 fiscal year. The Audit Committee met and reviewed each quarterly report that the Company filed and discussed each report with the Company's independent auditors. The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2001 with management, and has discussed with Ernst & Young LLP, the independent auditors, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and has discussed with Ernst & Young LLP its independence from the Company.

     Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

     This report is respectfully submitted by the Audit Committee of the Board of Directors.

                         William R. Fenoglio, Chairman
                                William T. Parr
                               Richard M. Seigel

                            STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return of the Company's Common Stock against the cumulative total return of the Russell 2000 Index and the Media General SIC Code 508 -- machinery, equipment and supplies -- Index for the period commencing on September 24, 1997 and ending on December 31, 2001.

                              (PERFORMANCE GRAPH)

-------------------------------------------------------------------------------------------------------
                               1995         1996         1997         1998         1999         2000
-------------------------------------------------------------------------------------------------------
  Industrial Distribution
     Group                    100.00       74.70        36.31         15.48         8.33         7.14
  Machinery Equipment,
     Supplies                 100.00       90.91        57.46         49.21        58.45        48.08
  Russell 2000 Index          100.00       96.65        93.94        112.35       107.50       108.59

Note: Base price date is September 24, 1997.

                              INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, appoints each year the firm that will serve as the Company's independent auditors. The Board has appointed Ernst & Young LLP to serve as such independent auditors for the current fiscal year. Such appointment is not subject to ratification or other vote by the stockholders. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

     Effective July 23, 2001, the Audit Committee of the Board of Directors engaged the accounting firm of Ernst & Young LLP as independent auditors for the year ending December 31, 2001. Arthur Andersen LLP was dismissed effective July 23, 2001. The change was recommended by the Company's management and approved by the Audit Committee of the Board of Directors.

     During the two most recent fiscal years and subsequent interim period preceding the date of this report, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, or any reportable events.

     The report of Arthur Andersen LLP on the Company's financial statements for the last two years ending December 31, 2000 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

     The Company did not consult with Ernst & Young LLP during the two years ended December 31, 2000 or subsequent interim period prior to July 23, 2001 on either the application of accounting principles or type of opinion Ernst & Young LLP might issue on the Company's financial statements.

AUDIT FEES

     Ernst & Young LLP billed the Company aggregate fees of $248,000 for professional services rendered for the audit of financial statements for fiscal year 2001, and the reviews of financial statements included in Forms 10-Q filed during fiscal year 2001. Arthur Andersen LLP billed the Company aggregate fees of $75,000 for professional services rendered for the audit of financial statements for fiscal year 2000, and the review of financial statements included in Forms 10-Q filed during fiscal year 2001.

ALL OTHER FEES

     Ernst & Young LLP billed the Company aggregate fees of $472,000 for all other services, which consisted entirely of tax services, rendered to it during fiscal year 2001. Arthur Andersen LLP billed the Company aggregate fees of $12,000 for all other services rendered to it during fiscal year 2001.

                STOCKHOLDERS' PROPOSALS FOR 2003 ANNUAL MEETING

     Any stockholder who wishes to present a proposal appropriate for consideration at the Company's 2003 Annual Meeting of Stockholders must submit the proposal in proper form to the Company at its address set forth on the first page of this Proxy Statement no later than November 30, 2002 for the proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to such Annual Meeting.

                                 OTHER MATTERS

     All of the expenses involved in preparing, assembling, and mailing this Proxy Statement and the materials enclosed herewith and soliciting proxies will be paid by the Company. It is estimated that such costs will be nominal. The Company may reimburse banks, brokerage firms and other custodians, nominees, and fiduciaries for expenses reasonably incurred by them in sending proxy materials to beneficial owners of stock. The solicitation of proxies will be conducted primarily by mail but may include telephone, telegraph, or oral communications by directors, officers, or regular employees of the Company, acting without special compensation.

     The Board of Directors is aware of no other matters, except for those incidental to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any postponement, adjournment, or adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

     Stockholders are urged to fill in, date, and sign the accompanying form of proxy and return it to the Company as soon as possible.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /S/ JACK P. HEALEY
                                          Jack P. Healey

                                   (IDG LOGO)

                                  COMMON STOCK
                     OF INDUSTRIAL DISTRIBUTION GROUP, INC.

                    THIS PROXY IS SOLICITED BY THE BOARD OF
                         DIRECTORS FOR THE MAY 15, 2002
                        ANNUAL MEETING OF STOCKHOLDERS.


         The undersigned hereby appoints Andrew B. Shearer and Jack P. Healey, and each of them, the proxy of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Stockholders of INDUSTRIAL DISTRIBUTION GROUP, INC. (the "Company") to be held on May 15, 2002, and any adjournment or postponement thereof.

1.       Election of directors to serve in Class I (Term Expiring 2005)

         David K. Barth and George L. Sachs, Jr.

         FOR all nominees for director listed above (except as marked to the
----     contrary).

         WITHHOLD AUTHORITY to vote for all nominees listed above.
----

         WITHHOLD AUTHORITY to vote for an individual nominee. Write name(s)
----     below.

         ----------------------------------------------------------------------

2. In accordance with their best judgment with respect to any other matters that may properly come before the meeting.


THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE PERSONS NAMED IN THE PROXY AND ACCOMPANYING PROXY STATEMENT AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.


                                             ----------------------------------
                                             Please sign this Proxy exactly as
                                             name appears on the Proxy.

                                             Note: When signing as attorney,
                                             trustee, administrator, or
                                             guardian, please give your title
                                             as such. In the case of joint
                                             tenants, each joint owner must
                                             sign.


Date:  _________________________, 2002